EXHIBIT 12
                                   ----------

                    CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (in thousands of dollars)

                                                   For the Six                                     For the Six    For the Years
                                                   Months Ended         For the Years Ended        Months Ended       Ended
                                                    August 31,               February 28,          February 29,      August 31,
                                              -------------------   ------------------------------ ------------ -------------------
                                                1999       1998       1999       1998       1997       1996       1995       1994
                                              --------   --------   --------   --------   -------- ------------ --------   --------
Earnings:(a)
   Income before provision for income taxes   $ 53,244   $ 50,559   $104,430   $ 79,881   $ 79,160   $ 13,630   $ 62,626   $  7,824
   Add fixed charges                            53,997     18,232     46,523     35,851     37,074     18,684     27,337     19,919
                                              --------   --------   --------   --------   --------   --------   --------   --------
      Earnings                                $107,241   $ 68,791   $150,953   $115,732   $116,234   $ 32,314   $ 89,963   $ 27,743
                                              ========   ========   ========   ========   ========   ========   ========   ========

Fixed Charges:
   Interest on debt and capitalized leases    $ 52,309   $ 16,665   $ 43,537   $ 32,917   $ 34,473   $ 17,447   $ 25,121   $ 18,367
   Amortization of direct financing costs          829      1,095      1,867      2,082      2,112      1,046      1,881      1,287
   Amortization of discount on debt                208        189        388        352        112       --         --         --
   Interest element of rentals                     651        283        731        500        377        191        335        265
                                              --------   --------   --------   --------   --------   --------   --------   --------
      Total fixed charges                     $ 53,997   $ 18,232   $ 46,523   $ 35,851   $ 37,074   $ 18,684   $ 27,337   $ 19,919
                                              ========   ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges                 2.0        3.8        3.2        3.2        3.1        1.7        3.3        1.4
                                              ========   ========   ========   ========   ========   ========   ========   ========

(a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.

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